UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ARENA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2908305
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6166 Nancy Ridge Drive, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable):  N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

The Commission is respectfully requested to send copies of all notices, orders and communications to:

STEVEN W. SPECTOR, ESQ. ARENA PHARMACEUTICALS, INC. 6166 NANCY RIDGE DRIVE SAN DIEGO, CALIFORNIA 92121	ROBERT S. REDER, ESQ. MILBANK, TWEED, HADLEY & MCCLOY LLP 1 CHASE MANHATTAN PLAZA NEW YORK, NEW YORK 10005

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed on November 2, 2002, as amended by Amendment No. 1 to the Registration Statement on Form 8-A filed on December 30, 2003 (as so amended, the “Form 8-A”), by adding the information set forth below.

Item 1.            Description of Registrant’s Securities to be Registered.

Amendment to the Rights Agreement

On November 16, 2006, the Company and Computershare Trust Company, Inc., as Rights Agent (the “Rights Agent”), entered into Amendment No. 2 (the “Amendment”) to the Rights Agreement dated as of October 30, 2002, as amended on December 24, 2003 (as so amended, the “Rights Agreement”), between the Company and the Rights Agent. The Amendment provides, among other things, that the triggering percentage for when a Beneficial Owner (as defined in the Rights Agreement) of the Common Shares of the Company would be an Acquiring Person (as further defined in the Amendment) is increased from 10% to 15% and deletes references to BVF and BVF Percentage throughout the Rights Agreement (each as defined in the Rights Agreement).

A copy of the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is filed as an exhibit hereto and incorporated herein by reference.

Item 2.            Exhibits

The undersigned registrant hereby amends Item 2 to the Form 8-A by restating Item 2, to read as follows:

Exhibit No.	Description

4.1

Form of Rights Agreement, including the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, the Form of Right Certificate, and the Summary of Rights to Purchase Preferred Shares, respectively attached thereto as Exhibits A, B and C, dated as of October 30, 2002, between the Company and Computershare Trust Company, Inc. (incorporated by reference to the Current Report on Form 8-K filed with the Commission on November 1, 2002).

4.2

Amendment No. 1 to Rights Agreement, dated as of December 24, 2003, between the Company and Computershare Trust Company, Inc., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 30, 2003).

4.3	Amendment No. 2 to Rights Agreement, dated as of November 16, 2006, between the Company and Computershare Trust Company, Inc., as Rights Agent.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 16, 2006	Arena Pharmaceuticals, Inc.

	By:	/s/ Jack Lief
Jack Lief
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1

Form of Rights Agreement, including the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, the Form of Right Certificate, and the Summary of Rights to Purchase Preferred Shares, respectively attached thereto as Exhibits A, B and C, dated as of October 30, 2002, between the Company and Computershare Trust Company, Inc. (incorporated by reference to the Current Report on Form 8-K filed with the Commission on November 1, 2002).

4.2

Amendment No. 1 to Rights Agreement, dated as of December 24, 2003, between the Company and Computershare Trust Company, Inc., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 30, 2003).

4.3	Amendment No. 2 to Rights Agreement, dated as of November 16, 2006, between the Company and Computershare Trust Company, Inc., as Rights Agent.